Exhibit 99.1

PRESS RELEASE CONTACT: Rob Seelig (603) 640-2212
Reid T. Campbell Elected to the White Mountains Board

HAMILTON, Bermuda, February 23, 2024 /PRNewswire/ -- The Board of Directors of White Mountains Insurance Group, Ltd. (NYSE: WTM) has elected Reid T. Campbell as a director of the Company.

Mr. Campbell’s election to the Board follows his retirement as President of the Company after a distinguished thirty-year career at White Mountains.

CEO Manning Rountree said, “I thank Reid for the substantial value he has created for shareholders over many years as a key member of the White Mountains management team. And I welcome Reid to our Board of Directors, where we will continue to benefit from his knowledge and expertise.”

About White Mountains

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbols WTM and WTM.BH, respectively.